UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Proxy Statement
☐  Definitive Additional Materials
☑  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On April 17, 2009, an article titled “On Target? Ackman Sets ‘Dream Team’” written by Gerelyn Terzo was published by Investment Dealers’ Digest. The article includes the following comments that were made by, or based on statements made by, William A. Ackman, the founder and managing member of the general partner of Pershing Square Capital Management, L.P.
Excerpts from the article below in quotation marks connote quotes from Mr. Ackman, all others are excerpts from the article as written by the author.
On real estate-related ideas that Pershing Square previously presented to Target:
•	“‘If we win, I will have only one seat. I think there continues to be opportunity in Target’s real estate. If the board doesn’t want to look at [a real estate transaction], I’m prepared to accept that. We have no deals with any of our directors on the TIP REIT or otherwise’”.
On shareholder representation:
•	According to Ackman, there is not enough ‘shareholder representation’ on the board (the board owns 0.27% of the stock). He also points to [Gregg] Steinhafel, who bought no company shares for five years but acquired shares for the first time the day after Pershing launched the proxy contest”
On the Nominees for Shareholder Choice:
•	[T]hough the current board members have “good business experience,” none of them have what [Mr. Ackman] deems to be [comparatively] appropriate experience to further develop what he considers Target’s three major business lines: retail, credit cards, and real estate. “We went out to find that expertise...”

•	The article notes that Mr. Ackman said that: [H]is picks are not a group of the activist fund manager’s close buddies, or even former colleagues. He focused on executives who are experts in areas Ackman believes are crucial to Target’s future direction.

•	Ackman actually only met [James L.] Donald for the first time [less than six] weeks ago, but points to his food and retail experience. [Mr. Ackman was misquoted in this statement]

•	Ackman and [Ronald J.] Gilson met for the first time 15 years ago, but the pair had never done business together. Real estate guru [Michael L.] Ashner has never done business with Pershing but he and Ackman know one another from the “business community”.
On the food retailing experience of Mary N. Dillon, a Target incumbent nominee, relative to that of James L. Donald, a Nominee for Shareholder Choice:
•	“‘[Ms. Dillon] is not running McDonald’s. She heads up marketing for a fast food company, experience that does not help Target with the logistics of retail food distribution or growing their supermarket business’”.
On the credit-card experience of Richard M. Kovacevich, a Target incumbent nominee:
•	“‘If not for Pershing, Target would still own 100% of credit card receivables and would have to worry about funding them (Target sold 47% of its credit-card receivables business to JPMorgan last May). We pushed them to reduce credit and funding risk. Mr. Kovacevich and the rest of the board’s track record in the oversight of the credit business is not good.’”

Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) on April 6, 2009, which was subsequently amended on April 21, 2009. Prior to the 2009 Annual Meeting of Shareholders, Pershing Square will furnish a definitive proxy statement to shareholders of Target, together with a GOLD proxy card. SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the preliminary proxy statement, any amendments or supplements to the proxy statement, and any other documents filed by Pershing Square with the SEC in connection with the 2009 Annual Meeting of Shareholders at no charge on the SEC’s website at http://www.sec.gov. In addition, shareholders will also be able to obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427 when they become available.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s preliminary proxy statement for the 2009 Annual Meeting of Shareholders, as amended on April 21, 2009.
Cautionary Statement Regarding Forward-Looking Statements
These excerpts contain forward-looking statements. All statements contained in these excerpts that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in these excerpts.